Stream Communications
Term Sheet

Friday, September 1, 2000

Strictly Private and Confidential

Parties:

The Company:

Stream Communications (the "Company")
A1. 29 Listopada 130
Krakow, Poland

Existing Shareholders:

Trooper Technologies
Castle Holding
Mr. Adam Wojcik

Mr. Dobroslaw Ploskonka (the "Founders" or the "Existing Shareholders")

Consortium of Financial Investors:

AIG New Europe Fund
Represented by:
AIG-CET Capital Management (Poland) Sp. Z.o.o.

Advent Central and Eastern Europe Fund II, L.P.
Represented by:
Advent International Sp. Z.o.o.

Poland Investment Fund
Represented by:
Copernicus Capital Management Sp. Z.o.o.

(the "Financial Investors" or "Investors")

The Existing Shareholders, the Investors and the Company are collectively known as the "Parties".

THE INVESTMENT

Objective

This agreement (the "Agreement") outlines the basic terms and conditions of an investment into the Company (the "Transaction"). The Existing Shareholder and the Financial Investors agree an investment in the Company. The Project will enable the Parties to create a leading CATV distribution network in Poland.

The Investment

The Investors will invest up to USD 65 million in form of equity pursuant to the capital increase as described below (the "Investment"). The Investment will not include a ?????

Investment will be made in tranches as described in "Capital Commitments" section below.

Timing

The parties will work in good faith to complete he contemplated transaction by October 31st, 2000 (the "Closing") provided that this Term Sheet is agreed to and signed by all Parties by September 1, 2000. It is anticipated that the first tranche of the Investment would be made available to the Company within four weeks after Closing (the "Initial Investment").

"Envisaged Shareholding"

Based on the current business plan and the planned investment, and ignoring the effect of the proposed Management Incentive Option Plan, the Parties' post Investment shareholding will be as follows:

USD mil
Financial Investors' New Cash Injection	15.00	10.00	10.00	10.00	11.00
Financial Investors' Cumulative Investment	15.00	25.00	35.00	45.00	56.00
Existing Shareholders' Follow-on Investment		2.20	2.20	2.20	2.41
Existing Shareholders' Cumulative Investment		2.20	4.40	6.60	9.01
Total Equity	30.00	42.20	54.39	66.59	80.00
Financial Investors' Shareholding	50.0%	59.2%	64.3%	67.6%	70.0%
Existing Investors' Shareholding	50.0%	40.8%	35.7%	32.4%	30.0%

The above-indicated Equity Position Scenarios assume:

- The Company has acquired and fully paid for 30,000 subscribers.

- Existing Shareholders have jointly contributed USD 6 million in form of equity into the Company.

- Existing Shareholders have the right to participate in follow-on investments only after the Financial Investors have exceeded 50% shareholding in the Company.

- Existing Shareholders may participate in follow-on investments into the Company, provided that their new capital contribution does not exceed 22% of the Financial Investors' capital contribution in each investment tranche.

Initial Investment will be disbursed only once the Company is able to demonstrate to the Financial Investors that is has contractually committed acquisitions (under terms acceptable to Financial Investors) of at least 70,000 subscribers (in addition to the existing 30,000 subscribers).

Capital commitments

In accordance with the Business Plan (Attachment #IV, which forms part of this document), the Company's capital requirement is projected to reach cumulatively USD 65.00 million and will be drawn over a period of up to 36 months from the date of Initial Investment. The investment from the Financial Investors will be disbursed in ranches, in accordance with the Company's cash needs during the period of the investment. Each trance will be subject to approval of the Investors as described below. Each individual tranche will be a minimum USD 9 million (the "Minimum Call Amount"). Execution of the Business Plan will be

At this time, it is planned that he investment tranches will be scheduled in the following manner:

Disbursed	Amount (USD M) Disbursed in Minimum Call Amounts	Cumulative Amount (USD M), at the end of the period
Nov. 2000 - March 2001	20	20
March 2001 - March 2002	27	47
March 2002 - March 2003	9	9
March 2003 - March 2004	9	65

Preceding the disbursement of each tranche, the Existing Shareholders will authorized a capital increase allowing the Financial Investors to subscribe for the new issue of shares so that the shareholder structure will reflect the paid in equity. These capital increases will take place at a pre-set pre-money valuation (the "Price Scheme"). The Price Scheme will reflect the Envisaged Shareholding and will not be altered by the Founders during the period of the Investment unless agreed to by the Investors.

To the extent that a proportion of the funding requirement is deferred or not required, the Investors' equity position will be adjusted pro rata. However all rights and protections specified herein shall become effective upon the Initial Investment by the Investors, irrespective of sum ultimately invested (unless stated otherwise).

Company Restricted Account ("CRA")

Funds disbursed in each tranche will be transferred into a CRA of the Company. Any disbursement of funds from the CRA will have to be authorized by a Board Member nominated by the Investors.

Expected capital Structure

The Company will finance a significant share of its capital expenditures and operating expenses through debt-type financing (vendor, bank or otherwise). A leverage of 1:1 (New Capital to New Debt) is expected to be maintained by the company at all times during the course of the investment.

The Company will work diligently to purchase debt on commercially advantageous terms and on a -no-recourse basis (the Financial Investors cannot assume any type of debt guarantees). The Financial Investors may agree to participate in share pledges on a pair passu basis but will not assume any pledges disproportional to their shareholding. The Investors will, however, prefer to collateralize the debt with assets of the Company rather than with equity of the Company.

INVESTMENT STRUCTURE

Corporate Structure

The parties may establish a special purpose vehicle for the purpose of making this investment or choose a different, mutually acceptable corporate structure.

The Polish Telecommunications Act restricts foreign capital ownership and control of telecommunication networks in Poland. Foreign Entities can own and control only minority stakes in telecommunication companies (max. 49%). This restriction applies also to cable television business. The Transaction may result in Financial Investors, or foreign entities, obtaining a majority position in the Company, which would contravene the Telecommunication Act. In order to comply with the above-mentioned legal requirement the Parties will agree on a corporate vehicle structure that will satisfy the above legal requirement. The final corporate structure will, however, not change the economics of the Transaction.

The parties intend to simplify the corporate structure immediately after the telecommunication market is liberalized and foreign majority ownership of telecom assets is permitted.

Non-core Technology Assets

Contribution of any non-core technology assets by the Existing Shareholders will be mutually agreed to with the Financial Investors in the future.

SHAREHOLDER RIGHTS

Liquidation Preferences

The shares issued for the Financial Investors will have the following preferences:

(1) Dividend: the shares will entitle the Investors to a cumulative dividend of 12.5% per annum payable under conditions specified in (2) below.

(2) Priority in Liquidation: the capital contributed by the Investors, together with all accrued dividends outstanding, will be paid out to the Investors prior to any payments to the Existing Shareholders on the occurrence of any of the following events: liquidation, winding-up or sale of the Company or its assets below its capitalization value as of the date of the final investment by the Financial Investors.

Transfer and New Issue of Shares

Pre-emptive Rights: All shareholders shall have pre-emptive rights to subscribe to any capital increase of the Company in proportion to the equity ownership interest held by each such shareholder at the time of such a capital increase.

Right of First Refusal: If any shares are offered for sale by any shareholder, such shares must be offered first to the other shareholders in proportion to the equity ownership interest held by each such shareholder at that time and on the same terms as offered to a third party. The other shareholders will have the right to purchase such shares on those terms.

Right of First Offer: During the life of the investment Financial Investors shall have the right to offer their shares for sale first to the other Financial Investors then to the extent that not all such shares offered for sale are taken up by the Financial Investors, to the Existing Shareholders, on a pro-rata basis. In the event that not all shares offered for sale by the Financial Investors are acquired first by the Investors and second by the Existing Shareholders then those shares can be sold to a third party at a price no lower than that offered to the Existing Shareholders by the selling Financial Investor(s). terms of this clause supersede the terms of the Right of First Refusal clause as described above.

"Piggy back" Right: If the Founders sell any of their shares, the Investors will have the right to co-sell their shares, in proportion to the equity ownership interest held by each such shareholder at the time and on the same terms as offered to the Founders. If excess of 50% of the share or votes of the Company, then the Investors shall have the right, in priority to the Founders, to first sell all of their shares to the proposed purchaser.

"Lock up" Right: until a listing of the Company's shares has been achieved, or the Investors have sold all of their shares, the Founders shall not sell more than the number of shares owned by them, directly or indirectly, that represents 5% of the Company's issued share capital at completion of the Initial Investment. This restriction shall not apply to transfers arranged to minimize taxes for estate planning purposes.

Drag-along Right: a financial Investor has the right to include the shares of the Existing Shareholders and those Management as part of a sale of its own shares to a bona fide third party. Terms of this clause supersede the terms of the "Lock up" right clause as described above.

Each of the right of first refusal, right of first offer, drag-along rights, piggy back right and lock up right will be documented in the statutes of the Company. All the above rights (right of first refusal, right of first offer, drag-along rights, piggy back right and lock up right) will fall-way on a listing.

Special Approvals

Special Finical Investors Approvals: The consent of the Financial Investors (voting as a single class) will be required for any action which ( I ) results in any amendment to the Articles or bylaws of the Company; (ii) alters or changes the rights or privileges of the Investors; (iii) authorizes, creates or issues any new equity linked securities; (iv) results in any changes in the principal business of the Company; (v) any alterations to the Supervisory Board; (vi) appointment and change in auditors; (vii) declaring any dividend or making any other distribution in respect of the Company in any year.

Special Supervisory Board Approval: The consent of the majority of Board Members nominated by Financial Investors, will be required for the following: (I) changing the nature of the business, (ii) entering into any leases or purchases except as they related to the normal course of business; (iii) selling, leasing, pledging or otherwise encumbering or transferring substantial part of the assets of the Company; (iv) hiring or removal of any management board members of the Company (and any other key management that the Investors may designate); (v) setting up or modifying of compensation programs and employment agreements for senior management of the Company; (vi) setting up or disposing of shares in any subsidiary; (vii) approval of any share option program; (viii) approval of the annual operating budget and forecasts for the next three years ("the Annual Operating Plan and Budget"); (ix) granting of loans or financial assistance to or entering into any contacts not in the normal course of business with employees, management board members, supervisory board members, material shareholders and the Founders or their related parties, (x) delegation of discretionary spending to the Chief Executive of the Company or of any subsidiary; (xi) other than as included in the approved budget, any capital or operating expenditure or group of related expenditures with a capital value in excess of $150,000 (a "Non-Budgeted Material Transaction")' ; (xii) any merger or take-over of any other business; (xiii) any change to the operating authorities of any bank account including the appointment of any signatories; (xiv) approval of the annual accounts; (xv) the approval of any shareholders' agreement related to any subsidiary; (xvi) making any loans or purchasing any debt securities other than in the ordinary course of business; (xvii) including any debts not approved in the budget.

A quorum of 4, including the Chairman (or his designated substitute, should he not be available), of which not less than 3 will be the Investors' nominees representing 3 Financial Investors will be required for Supervisory Board meetings to consider each of the above.

INFORMATION RIGHTS

Inspection and Information Rights

Any member of the Supervisory Board shall have the right at any time during normal office hours to inspect the Company's premises and financial books or to instruct properly qualified individuals or firms to carry out such an inspection on their behalf.

Any 3 members of the Supervisory Board will have a right at any time to appoint the Company's auditors or such other reputable financial consulting firms as they may at their sole discretion determine, to analyze and report on the causes of an uder-preformance of the Company. The cost of such a report shall be borne by the Company.

On an on-going basis, any member of the Supervisory Board will be entitled to (I) copies of all audited accounts and monthly management accounts to be prepared to a timetable and in a form to be agreed, (ii) notification within 24 hours of any litigation, law suit or other legal action which could have a material effect on the value of the Company.

Monthly Reporting

Content of the monthly reports is outlined in Attachment III. Reports will be submitted to the Investors on a monthly basis within 21 one days after end of each calendar month. In the event of any delays in Monthly Reporting the Investors will have the right to either have the management accounts prepared by a professional appointed by the Investors (at Company expense) and /or to immediately remove and replace the Financial Director and the Financial Controller.

Related Party Transactions

The Founders undertake that all transactions undertaken by the Company with third parties shall be on an arms-length basis and subject to the Company's normal terms and conditions.

Should any transaction be contemplated by the Company involving a party related to the Founders, the Founders agree they shall first obtain the written consent of the Supervisory Board as set out above.

The auditors shall be instructed by the Company to produce a confidential report for the Investors commenting upon all related party transactions that have come to their attention during the period under review. Such a report shall be prepared at the Company's expense on an annual basis. Any 3 members of the Supervisory Board may instruct the auditors to prepare a report at any other time.

SUPERVISORY BOARD

Immediately after Closing the Supervisory Board will consist of six members:

Members	Nominated By
Chairman of the Board	Financial Investors - voting proportionately
3 (three)	Financial Investors
2 (two)	Existing Shareholders

The Supervisory Board shall not exceed six members unless mutually agreed to by all the shareholders or in case of the "Flip-over Event" as described below. In additional to the Board Members, one non-voting representative of each of the Financial Investors will be entitled to participate in Supervisory Board meetings. Board Members will not receive any cash remuneration or in-kind benefits from the Company.

Subsequent to disbursement of each tranche the structure of the Supervisory Board will be amended to reflect the new shareholding structure of the Company, according to the following scheme:

5 - 20% shareholding 1 member

20 -30% shareholding 2 members

30 - 50% shareholding 3 members

The Chairman shall have a "golden" voting right (decisive vote in case the Board is hung).

MANAGEMENT BOARD

Management Agreements

The Management Board will be appointed by the Existing Shareholders and the Investors jointly. Financial Investors will have a veto right over the appointment of and the right of removal of the Financial Director (or CFO) at their discretion.

The investors will have veto rights over employment contracts of the key executives of the Management Board of the Company (key executive will be determined at a later date). The Existing Shareholders will provide the Investors with a separate proposal outlining the relevant details of the remuneration packages of such key executives. Such packages shall not exceed [$500,000] per annum in the aggregate (not including options). Al other executive salaries will be standardized within the Company.

"Flip-over Event"

Investors shall have the right to appoint additional members to, and remove any or all existing members from, the Management Board in the case of (I) material financial under-performance of the Company (here defined as either 20% below planned revenues from the cable television business as specified in the Business Plan or 30% below planned EBITDA level or 30% below planned number of subscribers) and (ii) the inability of any member of the Management Board effectively to perform his duties whether though death, illness, mental incapacity or other reason (iii) a member of the Management Board being subject to criminal investigation or acting in a manner likely to bring the reputation of the Company into disrepute (iv) a breach of any of the covenants or approvals listed herein which, upon notification by the Investors to the Company, is not rectified within a period of 21 days.

In the event of a "Flip-over Event" the Investors shall have the right to appoint a further two members to the Supervisory Board.

Management Incentive Option Plan

Both the founders and the Investors agree that a Management Incentive Option Plan will be established providing for purchase of up to 10% of issued equity of the Company. These options will vest conditional upon the Company achieving specific performance targets in accordance with an agreed time schedule. The options will dilute all shareholders pro rata.

Exit Strategy

The Founders accept that the Investors need to ensure an exit from the Company between July 31st 2002 and December 31st 2003. Accordingly, the Founders agree that:

In an event that an exit, either via an IPO or a trade sale will not be achieved within 24 months after Closing the Company will appoint a reputable financial advisor acceptable to the Investors with the aim of negotiating the sale of between 51% and 100% of the Company to a strategic buyer. The Founders and the Financial Investors agree to make sufficient of their shares available to enable such a sale to take place.

In an event that an exit is not achieved by the end of 2003, the Investors will have the right to require the Company to distribute up to 100% of post-tax profits as dividends.

CONDITIONS PRECEDENT

Conditions Precedent to Funding

Before the funds are committed and the first Initial Investment is disbursed, the following conditions must be satisfied:

- Approval by the Investors of a Financial and Operating Strategy covering the short to medium term (the "Business Model"). The management of the Company will develop this plan with any necessary assistance from the Investors and with the input of mutually acceptable advisors. In particular, the Investors must be satisfied with a detailed acquisition plan prepared by the Company.

- The Investors must be satisfied with the availability of sufficient debt (under acceptable terms) if required by the Company to achieve the leverage described in the Business Model.

- The receipt of all approvals necessary from any Polish or other authorities to allow the Investors to proceed with the investment in the Company including approval of the Anti-Monopoly Authority.

- The completion of the Investors' commercial, legal, regulatory, engineering, financial and environmental due diligence on the Company with satisfactory results.

- Approval of the proposed transaction and all related documentation by the Investment Committees of the Investors including the Subscription Agreement and the Shareholders' Agreement and amendments to the statutes of the Company (to include, inter alia, all terms agreed to in this document).

- Agreement regarding the management structure of the Company and the choice of candidates for key management positions.

- Registration of amendments to the statutes.

- Countersignature (where relevant) by the Founder's spouses of all relevant documents.

- Satisfaction of any other condition targets (the "Acquisition Targets Approval"). The approval will be granted in line with the guidelines described below.

Acquisition Targets Approval

Prior t disbursement of each tranche of the investment by the Investors (including the disbursement of the Initial Investment), the Company will present an Acquisition Target Appraisal Report to the Supervisory Board of the Company (the "Appraisal"). On the basis of this Appraisal, and optionally on additional on-site visits to the acquisition target, the Investor appointed Supervisory Board members would either approve or disapprove such acquisition(s). Each acquisition will be judged on basis of:

- Quality of the underlying network,

- Strategic to existing networks,

- Valuation and structure of the acquisition transaction.

The acquisition will not be unreasonably blocked by the Financial Investor representatives. Decisions will be made not later than 30 days after submission of the Appraisal Report to the Supervisory Board.

REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

Representations, Warranties and Indemnities

The investors will required such representations, warranties and indemnities as are customary in the transaction being contemplated. This shall include, inter alia, full disclosure by the Company and the Founders of all financial, legal and commercial obligations; confirmation that all financial statements presented to the Investors are true and correct and that there are no material adverse changes since the last accounting date; confirmation that there is no material litigation outstanding; that all obligations and contingent liabilities have been disclosed; appropriate statements regarding the condition and operation of the Company's assets, and the condition, operation and activities of the business. Appropriate security will be provided for the contingent liabilities of the Founders and the Company under these provisions.

ENVIRONMENTAL COMPLIANCE

The management of the Company will observe and adhere to environmental regulations as stipulated by Polish law and shall provide periodic reports to the Investors regarding Company's compliance with applicable environmental laws and regulations.

EXCLUSIVITY (this provision is legally binding)

As of the date of this document the Founders grant the Investors exclusivity to carry out all necessary due diligence and to manage the process of structuring and forming the consortium of Financial Investors. The exclusive period hereby granted should expire in 90 days from the date of the signing of this document.

During the period of this exclusivity, neither the Founders, the Company nor any party controlled by or acting as an advisor to the Founders shall negotiate with any third party regarding the sale of any shares of the Company or for any increase in the Company's share capital or issue of convertible debt or the disposal of any of the material assets of the Company (any one of the foregoing to be defined as a "Forbidden Transactions"). The Company shall produce that the Company affords all necessary co-operation with the Investors' due diligence process.

CONFIDENTIALITY (this provisos is legally binding)

All relevant information contained herein shall be kept strictly confidential and no Party shall disclose in whole or in part to any person other than: those of the Parties' directors or employees or consultants as are or are likely to be directly concerned with the Transaction and who need to know for the purpose of evaluating or negotiating the Transaction; and those of the Parties' professional advisors engaged to advise in respect of the Transaction and who need to know (or any part of it) in order to advise upon the Transaction; provided that each of those directors, employees, and professional advisors to whom relevant information is to be disclosed is made aware of and agrees to adhere to the confidential terms of this Agreement;

The relevant information shall be used by the Parties and by any person to whom it is properly disclosed in accordance with Paragraph above, solely for the purpose of evaluating and negotiating the Transaction. The obligation to maintain the Confidentiality of this exclusivity agreement. The obligation to maintain the confidentiality of the relevant information does not extend to or apply to a Party, the Consortium or their advisors to information which is in the public domain, or which was lawfully in the possession of a Party, the Consortium or their advisors prior to such disclosure, and which lawfully came into the possession of a Party, the Consortium or their advisors from a third party on a non-confidential basis. The above does not apply to information which parties are compelled to disclose by reason of any applicable law, order of the court or by applicable regulation.

EXPENSES (this provision is legally binding)

In the case of the Founders or the Company entering into a Forbidden Transaction with a third party during the exclusivity period, the Investors shall have the right to have their costs (including but not limited to legal and other external costs) reimbursed by the Company.

In case the negotiations fail the Company will pay both its own direct legal expenses as well as the Investors' expenses incurred in the investigation of this transaction including, but not limited to, all legal and accounting fees. The fees reimbursed to the Investors will be capped at USD50, 000. Any excess will be shard jointly, pro-rata to the consortium internal allocation scheme, by the Financial Investors.

On the successful completion of the transaction the Company will pay both its own direct legal expenses as well as the Investors' expenses incurred in the investigation and completion of this transaction including, but not limited to, all legal and accounting fees. The fees reimbursed to the Investors will be capped at USD 150,000. Any excess will be shared jointly, pro-rata to the capital contributed by each of the Financial Investors.

TERMINATION

This Agreement shall survive until the completion of transaction documents and all the terms and conditions contained herein shall be transferred into the foundation documents and/or relevant shareholder agreements. This Agreement shall continue until such time as either Party cancels or postpones the process. The paragraphs contained herein regarding "Expenses" and "Confidentiality" however, will survive Termination for 12 months.

GOVERNING LAW

This agreement shall be governed by and construed in accordance with English Law and any claims or disputes arising out of or in connection with the agreement shall be subject to the exclusive jurisdiction of the English courts.

DISPUTE RESOLUTION

Arbitration procedures will be defined in the Shareholders Agreement.

The undersigned are duly authorized and agree to the above terms:

Sept 1, 2000
/s/ Stan Lis
[List of] Existing Shareholders

Sept 1, 2000
/s/ Pierre Pellinger

Due Diligence Request List

This list is not exhaustive, but indicative of the kind of information Financial Investors will be seeking upon the launching of a full due diligence process. The timing of the Transaction, should it proceed, will depend largely on the completeness, accuracy and availability of the information contained herein.

Company Documents: (all translated into English)

Founding documents of the Company (including all subsidiaries), the Statues, Shareholder Agreements, and any existing side letters or agreements.

Contracts with all programming providers and amounts due and overdue.

Major Supplier contracts and arrangements.

Non-core assets

Founding documents of the Non-core Technology Assets Entities, the Statues, Shareholder Agreements, and any existing side letters or agreements.

Legal

Correspondence to and from any regulation authority

Detailed description and documentation on any litigation for any of the Companies

Employee Contracts for key personnel

Any revenue sharing agreements with third parties

All business and/or operating licenses needed for the operation of the business

Ownership titles and/or lease agreements for all real estates and autos.

Rights of way and/or seizement agreements for cabling and headends

Listing of all Shareholders investment holdings (direct or indirect) in telecommunication related projects.

Financials

Audit financial statements in IAS format made up to date not earlier than 2 months before Closing.

Listing and aging of Accounts Receivable and Payable

Detailed annual budget

Verification of petty cash and bank account balances

Listing of all off-balance sheet or contingent liabilities

Detailed description, status and documentation for all loans made to shareholders or management.

Business Development

Summary breakdown of costs experience and project for rebuild of network.

Technical Issues

Technical specification of systems to be acquired.

Other

Environmental Protection Audit

Personal References of the Management Board Members and other key personal indicated by the Investors.

Appendix II

List of Content of a Potential Acquisition Target Appraisal

This list is not exhaustive, but indicative of the kind of information Financial Investors will be seeking upon Acquisition Target Approval.

Company Documents: (all translated into English)

Founding documents of the Company (including all subsidiaries), the Statues, Shareholder Agreements, and any existing side letters or agreements.

Contracts with all programming providers and amounts due and overdue.

Major Supplier contracts and arrangements..

Legal

Correspondence to and from any regulation authority

Detailed description and documentation on any litigation for any of the Companies

Employee Contracts for key personnel

Any revenue sharing agreements with third parties

All business and/or operating licenses needed for the operation of the business

Ownership titles and/or leases agreements for all real estates and autos.

Rights of way and/or seizement agreements for cabling and headends

Financials

Audit financial statements in IAS format

Listing and aging of Accounts Receivable and Payable

Detailed annual budget

Verification of petty cash and bank account balances

Listing of all off-balance sheet or contingent liabilities

Detailed description, status and documentation for all loans made to shareholders or management.

Average Invoice, ARPU, and Collection Timing.

Business Development

Summary breakdown of costs experience and project for rebuild of network.

Technical Issues

Technical specification of systems to be acquired.

Appendix III

Monthly Reporting Requirements

This list is not exhaustive, but indicative of the kind of information Financial Investors will be seeking after Initial Investment. This information will be reported to the Investors not later than on 21st of the month following the end of the reporting period.

Operational

Management Candidates

Letter of Interest Signed with potential Acquisition Targets

Staff Dynamics (management /administrative/sales and support/technicians)

Customer Base Dynamics (subs growth/generic growth/premium subs)

Financial

Income Statement, Balance Sheet and Cashflow Statements including the following information:

Revenues/EBITDA margin/EBIT margin/NER

Cumulated Debt Outstanding/Average Interest Rate Paid

Cash Position

ARPU /Average Bill / Collection Rate / Past due Receivables

Debt Required within 3/6/9 Months v. Financing

Cash Burn Rate

Budgeted CAPEX 3/6/9 Months v. Financing

Legal

Transfer of Subs Contracts from Executed Acquisition to Stream Com.

Cumulated Pledges of Assets and Shares /Free of Pledge Assets at Market Value.

Form 20-FR

Trooper Technologies Inc.

Declaration in the form of a notarial act, made by persons duly authorized to represent TT INC. re ownership of increased capital of SC limited liability company.

Notarial Act

DECLARATION

#1. [ ], acting on behalf of Trooper Technologies Inc. of Vancouver, Canada, declare that an Extraordinary General Meeting of Stream Communications limited company resolved, by resolution no. UZW 1/01/2001, dated 31st January 2001, that:

The capital of the company be increased by 22,612,000.00 Polish Zlotys, from 400,000.00 up to 23,012,000.00 Polish Zlotys by means of:

Increasing share price from 400.00 up to 1,000.00 Polish Zlotys per share

Creating 22,612 new shares at 1,000.00 Polish Zlotys each

The increased share capital be owned by Trooper Technologies Inc. of Vancouver, Canada and be paid for as follows:

Up to 22,610,065.03 Polish Zlotys - by way of converting the existing loans granted by Trooper to Stream on 21st February 2000, 11th May 2000, and 26th June 2000 into the capital of Stream.

Up to 1,934.97 Polish Zlotys - in cash

#2. Pursuant to the aforementioned resolution no. UZW 1/01/2001, dated January 31st 2001, and regulation art. 258 #2ksh, persons acting on behalf Trooper Technologies Inc. delcare that Trooper Technologies Inc. of Vancouver, Canada becomes the owner of all newly created shares of Stream Communications limited liability company of Krakow, which are paid for as follows:

Up to Up to 22,610,065.03 Polish Zlotys - by way of converting the existing loans granted by Trooper to Stream on 21st February 2000, 11th May 2000, and 26th June 2000 into the capital of Stream.

Up to 1,934.97 Polish Zlotys - in cash